Exhibit 99.1

CF Corporation, Led by Chinh E. Chu and William P. Foley, II, Announces Pricing of $600 Million Initial Public Offering

LAS VEGAS, NV, May 19, 2016 — CF Corporation (NASDAQ: CFCOU) (the “Company”) today announced the pricing of its initial public offering (“IPO”) of 60,000,000 units at a price of $10.00 per unit. The units will be listed on the NASDAQ Capital Market and trade under the ticker symbol “CFCOU” beginning on May 20, 2016. Each unit consists of one Class A ordinary share, and one-half of one warrant, of the Company. Each whole warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the NASDAQ Capital Market under the symbols “CFCO” and “CFCOW,” respectively.

The Company intends to use the proceeds from the IPO, together with the proceeds from the private placement described below, in an aggregate amount of $1.11 billion, to consummate the Company’s initial business combination and for working capital in the post-transaction company.

CF Corporation, led by Chinh E. Chu and William P. Foley, II, is a permanent capital vehicle formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Citigroup, BofA Merrill Lynch and Credit Suisse are serving as joint book runners for the IPO offering. CF Corporation has granted the underwriters a 45-day option to purchase up to an additional 9,000,000 units at the initial public offering price to cover over-allotments, if any.

The IPO offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by telephone at (800) 831-9146; BofA Merrill Lynch, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, North Carolina 28255-0001, Attn: Prospectus Department or by email at dg.prospectus_requests@baml.com; or Credit Suisse, Prospectus Department, One Madison Avenue, New York, New York 10010, by telephone at (800) 221-1037 or by email at newyork.prospectus@credit-suisse.com.

A registration statement relating to the securities sold in the initial public offering has been declared effective by the U.S. Securities and Exchange Commission (“SEC”) on May 19, 2016. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Prior to the IPO, certain institutional and accredited investors entered into forward purchase agreements with the Company, pursuant to which such investors agreed to purchase an aggregate of 51,000,000 Class A ordinary shares, plus an aggregate of 19,083,333 warrants, for an aggregate purchase price of $510 million of Class A ordinary shares and warrants, or $10.00 per Class A ordinary share, in a private placement to occur concurrently with the closing of the Company’s initial business combination. The forward purchase agreement with one of the investors, which is for the purchase of 12,500,000 Class A ordinary shares and 6,250,000 warrants for an aggregate purchase price of  $125 million, allows such investor to be excused from its purchase obligation in connection with a specific business combination if, within five business days following written notice delivered by the Company of its intention to enter into such business combination, such investor notifies the Company that it has decided not to proceed with the purchase for any reason, including, without limitation, if it has determined that such purchase would constitute a conflict of interest. No other forward purchase agreement contains such an excusal right. The obligations under the forward purchase agreements do not depend on whether any Class A ordinary shares are redeemed by the Company’s public shareholders.

The securities to be sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of such Act and applicable state securities laws.

Contact:

Douglas B. Newton, Chief Financial Officer

(212) 355-5515

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s proposed initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of such filings are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.